Exhibit 99.1

China HGS Reports Second Quarter of Fiscal Year 2015 Results

HANZHONG, CHINA – May 11, 2015 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the second quarter of fiscal 2015 ended March 31, 2015 with the U.S. Securities and Exchange Commission. An electronic copy of the quarterly report on Form 10-Q can be accessed on the SEC's website at www.sec.gov.

Highlights for the Quarter

●	Total revenues for the second quarter of fiscal 2015 were approximately $23.6 million, a decrease of 53% from approximately $49.9 million in the same quarter of fiscal 2014. Total revenues recognized from percentage of completion method were approximately $20.9 million, which accounted for 88.6% of total revenues in the second quarter of fiscal 2015. The year-over-year decrease of revenue was primarily due to limited inventory on completed projects.

●	Net income for the second quarter of fiscal 2015 totaled approximately $9.3 million, a decrease of approximately $4.1 million from the net income of approximately $13.4 million in the same period of last year. The decreased net income in this quarter compared to the same quarter of last year was primarily due to less contracted sales achieved in the current quarter.

●	For the six months ended March 31, 2015, the Company achieved a positive operating cash flow of approximately $4.5 million, comparing to negative operating cash flow of approximately $18.8 million in the same period of last year.

●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the second quarter of fiscal 2015 were $0.21, decreased by 30% from $0.30 for the same quarter of last year.

“The Company had a positive operating cash flow during the six months ended March 31, 2015” said Mr. Xiaojun Zhu, Chairman and Chief Executive Officer of China HGS. “Additionally, the Company achieved higher gross margin comparing to the same period of last year. In the second half of fiscal 2015, we expect that the completion of several real estate projects currently under development will increase our contracted sales. Meanwhile, we will focus on increasing our marketing efforts to sell our completed real estate properties. Given recently more relaxed central government policy on real estate industry to bolster the economic growth in China to targeted rate, we are positive about the outlook for the local real estate market in a long term,” concluded Mr. Xiaojun Zhu.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company’s business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31	September 30
	2015	2014
ASSETS
Current assets:
Cash	$1,018,455	$1,125,545
Restricted cash	1,629,017	1,589,887
Advances to vendors	65,353	-
Cost and earnings in excess of billings	11,097,577	12,332,396
Real estate property development completed	4,576,372	6,050,263
Real estate property under development	130,182,807	140,313,127
Other current assets	237,031	1,409,367
Total current assets	148,806,612	162,820,585
Property, plant and equipment, net	852,297	889,497
Real estate property development completed, net of current portion	2,413,376	2,572,215
Security deposits for land use right	3,267,653	3,249,549
Real estate property under development, net of current portion	139,339,801	128,516,074
Due from local government for real estate property development completed	2,366,367	3,165,644
Total Assets	$297,046,106	$301,213,564
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loan – current portion	$11,436,787	$12,998,197
Short-term loans - other	11,373,068	15,290,753
Accounts payable	40,362,754	57,317,877
Other payables	14,404,395	13,777,853
Construction deposits	359,312	367,133
Billings in excess of cost and earnings	5,972,193	2,960,452
Customer deposits	28,188,991	31,100,334
Shareholder loan	11,362,985	5,465,743
Accrued expenses	4,591,043	3,801,567
Taxes payable	13,657,327	12,579,071
Total current liabilities	141,708,855	155,658,980
Long-term bank loan, less current portion	1,633,827	6,499,098
Deferred tax liabilities	3,746,058	2,992,459
Customer deposits, net of current portion	6,042,496	3,829,870
Construction deposits, net of current portion	1,009,959	1,004,364
Total liabilities	154,141,195	169,984,771
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
March 31, 2015 and September 30, 2014	45,050	45,050
Additional paid-in capital	17,759,349	17,759,349
Statutory surplus	12,845,197	12,845,197
Retained earnings	102,730,799	91,834,708
Accumulated other comprehensive income	9,524,516	8,744,489
Total stockholders' equity	142,904,911	131,228,793

Total Liabilities and Stockholders' Equity	$297,046,106	$301,213,564

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME  AND COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,		Six months ended 31,
	2015	2014	2015	2014

Real estate sales	$23,558,742	$49,907,770	$34,124,429	$64,048,333
Less: Sales tax	1,566,839	3,007,183	2,237,389	3,953,871
Cost of real estate sales	11,330,140	31,503,090	18,355,946	40,648,931
Gross profit	10,661,763	15,397,497	13,531,094	19,445,531

Operating expenses
Selling and distribution expenses	217,976	253,916	593,142	368,266
General and administrative expenses	593,348	586,245	1,209,526	1,126,474
Total operating expenses	811,324	840,161	1,802,668	1,494,740

Operating income	9,850,439	14,557,336	11,728,426	17,950,791

Interest income	3,276	4,446	4,440	9,005
Interest expense	(18,100)	(18,100)	(36,200)	(36,200)
Income before income taxes	9,835,615	14,543,682	11,696,666	17,923,596

Provision for income taxes	565,514	1,095,103	800,575	1,417,900
Net income	9,270,101	13,448,579	10,896,091	16,505,696

Other comprehensive income (loss)
Foreign currency translation adjustment	593,266	(939,669)	780,027	(532,304)

Comprehensive income	$9,863,367	$12,508,910	$11,676,118	$15,973,392

Basic and diluted income per common share
Basic	$0. 21	$0.30	$0.24	$0.37
Diluted	$0. 21	$0.30	$0.24	$0.37

Weighted average common shares outstanding
Basic	45,050,000	45,050,000	45,050,000	45,050,000
Diluted	45,120,699	45,126,214	45,120,699	45,126,214

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$10,896,091	$16,505,696
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax provision	734,407	1,103,204
Depreciation	42,012	43,661
Changes in assets and liabilities:
Restricted cash	(30,168)	(157,070)
Due from local government for real estate property development completed	814,120	(3,183,853)
Advances to vendors	(65,130)	109,435
Cost and earnings in excess of billings	1,299,070	3,681,777
Real estate property development completed	1,675,022	7,542,703
Real estate property under development	801,585	(56,191,546)
Other current assets	1,176,152	(217,975)
Accounts payables	(17,215,394)	3,010,516
Other payables	547,901	3,814,113
Billings in excess of cost and earnings	2,985,006	(3,600,479)
Customer deposits	(890,271)	6,269,755
Construction deposits	(9,832)	14,260
Accrued expenses	767,099	(154,580)
Taxes payable	1,004,726	2,610,444
Net cash provided by (used in) operating activities	4,532,396	(18,799,939)

Cash flow from financing activities
Proceeds from shareholder loan	5,856,780	7,598,660
Proceeds from bank loan	-	8,170,602
Repayment of bank loan	(6,512,961)	-
Proceeds from short-term loan -others	4,884,721	-
Repayment of short-term loan -others	(8,873,910)	-
Net cash (used in ) provided by financing activities	(4,645,370)	15,769,262

Effect of changes of foreign exchange rate on cash	5,884	(3,471)
Net decrease in cash	(107,090)	(3,034,148)
Cash, beginning of period	1,125,545	5,878,101
Cash, end of period	$1,018,455	$2,843,953
Supplemental disclosures of cash flow information:
Interest paid	$1,056,229	$751,854
Income taxes paid	$72,089	$244,997

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.